Exhibit 23(ii)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment 2 to Registration Statement No. 333-207222 of our report dated March 8, 2016 relating to the financial statements of MEMBERS Life Insurance Company (which report expresses an unqualified opinion and includes an emphasis-of-matter paragraph relating to MEMBERS Life Insurance Company being a member of a controlled group of affiliated companies and as such its results may not be indicative of those of a stand-alone entity), appearing in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois
April 18, 2016